Exhibit 99.2

December 20, 2010
First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
Ladies and Gentlemen:
          In connection with the issuance and sale of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2015 (the “Notes”) of First Horizon National Corporation, a Tennessee corporation (the “Company”) pursuant to the Underwriting Agreement, dated December 15, 2010, between the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated as the Representatives of the several Underwriters listed therein, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Notes were issued pursuant to an Indenture, dated as of December 20, 2010 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
          Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Tennessee, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Tennessee law, we have relied upon the opinion, dated the date hereof, of Charles T. Tuggle, Jr., Executive Vice President and General Counsel of the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Charles T. Tuggle, Jr.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, and delivered by the Trustee, that the

Notes conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
          We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K and, through incorporation, to the Company’s Registration Statement on Form S-3 (File No. 333-150448). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP